As filed with the Securities and Exchange Commission on September 2, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Microsoft Way

Redmond, Washington

98052-6399

(Address of Principal Executive Offices, including Zip Code)

Microsoft Corporation Savings Plus 401(k) Plan

(Full title of the plan)

John A. Seethoff

Deputy General Counsel, Finance and Operations

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Richard B. Dodd

Matthew S. Topham

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

(206) 623-7580

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.00000625	45,000,000 (3)	$27.12	$1,220,400,000	$154,624.68

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Microsoft’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on August 30, 2004, as reported on the Nasdaq Stock Market. Pursuant to Rule 457(p) under the Securities Exchange Act of 1933, the registration fee of $154,624.68 is offset by registration fees previously paid by Microsoft with respect to unsold shares of common stock registered under the Registration Statement on Form S-3 (Registration No. 333-108843) of Microsoft Corporation filed with the Securities and Exchange Commission on September 16, 2003.
(3)	This amount represents an additional 45,000,000 shares of Common Stock issuable under the registrant’s Savings Plus 401(k) Plan.

The Exhibit Index appears after the Signature Page of this registration statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) All other reports filed by Microsoft pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of Microsoft’s common stock, which is contained in a registration statement filed on Form S-3, as amended, by Microsoft with the Commission on October 17, 2003, registration number 333-108843.

(d) Microsoft Corporation Savings Plus 401(k) Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2003, filed with the Commission on June 24, 2004, as amended by Form 11-K/A filed July 12, 2004.

In addition, all documents subsequently filed by Microsoft pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Microsoft Corporation Savings Plus 401(k) Plan will be passed upon for Microsoft by Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of Microsoft’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 23B.08.510 of the Washington Business Corporation Act (“WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided however that no such indemnity shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. Microsoft’s Amended and Restated Articles of Incorporation and Bylaws require indemnification of Microsoft’s officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law. Microsoft’s Amended and Restated Articles of Incorporation provide for procedures for those seeking indemnification and/or advancement of expenses.

Microsoft also maintains certain captive insurance programs, in which it is the named insured, which may provide certain indirect coverage for directors’ and officers’ claims. In addition, Microsoft has had an indemnification trust in place since 1988, which trust was amended in 1993 (“1993 Trust”) and which secures Microsoft’s indemnification obligations to past and present officers and directors arising from their activities as such. $7.0 million have been deposited in the 1993 Trust. In the year ended June 30, 2003, Microsoft established an additional indemnification trust (“2003 Trust”) to secure Microsoft’s obligations to indemnify and/or advance expenses to directors arising from their activities as such in the event Microsoft does not or is financially unable to provide the indemnification and/or advancement. $13 million have been deposited in the 2003 Trust. Microsoft has also entered into separate indemnification agreements with certain of its directors and executive officers.

Microsoft’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to Microsoft or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 2nd day of September, 2004.

MICROSOFT CORPORATION

/s/ John G. Connors
By: John G. Connors
Senior Vice President, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and appoints John G. Connors, John A. Seethoff, and Keith R. Dolliver his or her attorneys-in-fact, for him or her in any and all capacities, to sign any amendments to this S-8 registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William H. Gates III William H. Gates III	Chairman, Chief Software Architect, Director	September 2, 2004

/s/ Steven A. Ballmer Steven A. Ballmer	Chief Executive Officer, Director (Principal Executive Officer)	September 2, 2004

/s/ James I. Cash, Jr. James I. Cash, Jr.	Director	September 2, 2004

/s/ Raymond V. Gilmartin Raymond V. Gilmartin	Director	August 30, 2004

/s/ Ann McLaughlin Korologos Ann McLaughlin Korologos	Director	September 2, 2004

/s/ David F. Marquardt David F. Marquardt	Director	September 2, 2004

/s/ Charles H. Noski Charles H. Noski	Director	September 2, 2004

/s/ Helmut Panke Helmut Panke	Director	September 1, 2004

/s/ Wm. G. Reed, Jr. Wm. G. Reed, Jr.	Director	September 2, 2004

/s/ Jon A. Shirley Jon A. Shirley	Director	September 2, 2004

/s/ John G. Connors John G. Connors	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2004

Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Microsoft Corporation Savings Plus 401(k) Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on this 2nd day of September, 2004.

MICROSOFT CORPORATION SAVINGS PLUS 401(k) PLAN

By:	/s/ Scott Di Valerio
Scott Di Valerio
Member of 401(k) Administrative Committee

By:	/s/ Kenneth DiPietro
Kenneth DiPietro
Member of 401(k) Administrative Committee

By:	/s/ Michael P. Boyle
Michael P. Boyle
Member of 401(k) Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Counsel regarding legality

5.2	Copy of the Internal Revenue Service determination letter that the plan is qualified under Section 401 of the Internal Revenue Code

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24	Power of Attorney (contained within signature page)